     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 1998


                                                      REGISTRATION NO. 333-45597

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          PACIFIC GULF PROPERTIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          MARYLAND                                                    33-0577520
      (STATE OR OTHER JURISDICTION OF INCORPORATION OR                   (I.R.S. EMPLOYER IDENTIFICATION NO.)
                        ORGANIZATION)

                             4220 VON KARMAN AVENUE
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 223-5000
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               GLENN L. CARPENTER
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                          PACIFIC GULF PROPERTIES INC.
                             4220 VON KARMAN AVENUE
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714)223-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                              DHIYA EL-SADEN, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                             333 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90067
                                 (213)229-7000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                                      PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                            AMOUNT TO BE         OFFERING PRICE          AGGREGATE
SECURITIES TO BE REGISTERED                      REGISTERED(1)          PER UNIT(1)       OFFERING PRICE(1)(2)
--------------------------------------------------------------------------------------------------------------
Common Stock(3).............................      $300,000,000              (2)               $300,000,000
Preferred Stock(4)..........................
Warrants(5).................................
Debt Securities(6)..........................
==============================================================================================================


-------------------------------------------------------------------

TITLE OF EACH CLASS OF                             AMOUNT OF
SECURITIES TO BE REGISTERED                     REGISTRATION FEE
----------------------------------------------------------------------------------------
Common Stock(3).............................        $88,500
Preferred Stock(4)..........................
Warrants(5).................................
Debt Securities(6)..........................
-------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) In no event will the aggregate maximum offering price of all securities offered and sold pursuant to this Registration Statement exceed $300,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D. of Form S-3 and (b) will be determined, from time to time, by the Registrant in connection with the issuance of the securities registered hereunder.
(3) Subject to footnote (1), there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by Registrant. There is also being registered hereunder an indeterminate number of shares of Common Stock that may be issued upon conversion of Preferred Stock or exercise of Warrants registered hereunder. Each share of Common Stock includes one Preferred Stock Purchase Right as described in the Registrant's registration statement on Form 8-A filed December 17, 1997.
(4) Subject to footnote (1), there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by Registrant. There is also being registered hereunder an indeterminate number of shares of Preferred Stock that may be issued upon exercise of Warrants hereunder.
(5) Subject to footnote (1), there is being registered hereunder an indeterminate number of Warrants as may be sold, from time to time, by Registrant.
(6) Subject to footnote (1), there is being registered hereunder an indeterminate number of Debt Securities as may be sold, from time to time, by Registrant. There is also being registered hereunder an indeterminate number of Debt Securities that may be issued upon exercise of Warrants hereunder.
(7) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(8) Pursuant to Rule 429(b) of the Rules and Regulations, registration fees totaling $16,557 with respect to $56,126,074 of the securities registered hereby were previously paid upon the registration of $250,000,000 of securities (Registration No. 333-23611). The applicable additional registration fee of $71,943 with respect to the remaining securities is being paid herewith.

    Pursuant to Rule 429(b), the Prospectus contained in this registration statement also relates to the Registrant's registration statement on Form S-3 (File No. 333-23611).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED MARCH 30, 1998

PROSPECTUS

                          PACIFIC GULF PROPERTIES INC.

LOGO                              $300,000,000

                 COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES
                                      AND
                   WARRANTS TO PURCHASE THE ABOVE SECURITIES
                            ------------------------

     Pacific Gulf Properties Inc. (the "Company") may offer and issue from time to time (I) its debt securities (the "Debt Securities"), (ii) shares of its common stock, par value $.01 per share (the "Common Stock"), (iii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), and (iv) warrants to purchase Debt Securities, Common Stock or Preferred Stock (the "Warrants"). The Debt Securities, Common Stock, Preferred Stock and Warrants are herein collectively referred to as the "Securities," with an aggregate public offering price not to exceed $300,000,000. The Securities may be offered in one or more separate classes or series, in amounts and at prices and terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"). Any Securities may be offered with other Securities or separately. Debt Securities or Preferred Stock may be convertible into shares of Common Stock.

     Certain terms of any Debt Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement including, without limitation, the specific designation (including whether such Debt Securities are senior or subordinated and whether such Debt Securities are convertible), aggregate principal amount, purchase price, maturity, interest rate (which may be fixed or variable) and time of payment of interest (if any), terms (if any) for the subordination, redemption or conversion thereof, listing (if any) on a securities exchange and any other specific terms of the Debt Securities. Certain terms of any Preferred Stock in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement including, without limitation, the designation, number of shares, liquidation preference, purchase price, dividend, voting, redemption and conversion provisions and any listing on a securities exchange. Certain terms of any Warrants in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement, including the specific designation, number, duration, purchase price and terms thereof, any listing of the Warrants or the underlying securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms on which and the securities for which such Warrants may be exercised. In addition, terms of the Securities may include limitations on direct and beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. The specific number of shares of Common Stock and issuance price per share will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will also contain information about all material federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Company may sell all or a portion of any offering of its securities directly, through agents designated from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Securities.


     SEE "RISK FACTORS" BEGINNING AT PAGE 6 OF THIS PROSPECTUS FOR MATERIAL RISK FACTORS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                 The date of this Prospectus is March   , 1998

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by that reference and the exhibits to the Registration Statement. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement, the exhibits to the Registration Statement, and the documents incorporated by reference into the Registration Statement, which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of fees prescribed by the Commission.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. These reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available though the Commission's web site (http://www.sec.gov). The Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE"). The reports, proxy and information statements and other information can also be inspected at the offices of NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents heretofore filed by the Company under the Exchange Act with the Commission.

     (a) The Company's Annual Report on Form 10-K, for its fiscal year ended December 31, 1996;

     (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

     (c) The Company's Current Reports on Form 8-K filed January 17, 1997 (Form 8-K/A), January 21, 1997, February 18, 1997, April 18, 1997, May 29,
         1997, June 9, 1997 (Form 8-K/A), June 10, 1997, June 26, 1997, August
         1, 1997, August 4, 1997 (Form 8-K/A), October 31, 1997, November 18,
         1997 (Form 8-K/A), November 21, 1997, December 18, 1997 and December 23, 1997;

     (d) The description of the Company's Common Stock and 8.375% Convertible Subordinated Debentures due 2001 contained in its Registration Statement on Form 8-A filed with the Commission on January 25, 1994 (File No. 1-12546), as supplemented by Form 8-A filed with the commission on October 29, 1996; and

     (e) The description of the Registrant's Preferred Stock Purchase Rights contained in its Registration Statement on Form 8-A filed with the Commission on December 17, 1997 (File No. 1-12768).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus, and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement, this Prospectus, and any applicable Prospectus Supplement to the extent that a statement contained in the Registration Statement, this Prospectus, any applicable Prospectus Statement or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Written or oral requests should be directed to Stockholder Relations, Pacific Gulf Properties Inc., 4220 Von Karman Avenue, Newport Beach, California 92660; telephone (714) 223-5000.

                                  THE COMPANY

     The Company, a self-administered and self-managed equity REIT, owns, operates, leases, acquires, rehabilitates and develops industrial and multifamily properties. The Company's properties are located in California and the Pacific Northwest, with the largest concentration in Southern California. The Company focuses on the industrial and multifamily properties in this geographic region due to management's extensive experience in these property types and markets and management's belief that these markets present potential for long-term economic growth. As of December 31, 1997, the Company owned a portfolio of 49 operating industrial properties, containing an aggregate of 10.7 million leasable square feet, two industrial properties being rehabilitated containing approximately 639,000 leasable square feet and four industrial properties being developed that will contain approximately 578,000 leasable square feet (the "Industrial Properties"). As of December 31, 1997, the Company also owned a portfolio of 24 operating multifamily properties, which included 17 apartment communities containing 3,383 units, seven active senior apartment communities containing 1,272 units and one active senior apartment community being developed that contains 166 apartment units (the "Multifamily Properties," and collectively with the Industrial Properties, the "Properties"). As of December 31, 1997, the operating Industrial Properties and Multifamily Properties then owned by the Company experienced occupancy rates of 95% and 94%, respectively.

     Management believes that focusing on two property types allows the Company greater investment opportunities and flexibility than would be available by investing in only one property type. Apartments have shorter term leases than industrial properties and, hence, apartment rental income reacts more quickly to changes in economic conditions. Lease income on industrial properties reacts more slowly to changes in the economy due to longer term leases on such properties. The values of these two property types and the opportunities they present for growth are affected by the timing of such rental adjustments. This distinction, along with other market factors that impact the demand for multifamily and industrial properties differently, provides the Company with more flexibility in implementing its investment, disposition and property management strategies.

     The Company seeks to maximize cash flow from existing properties, making accretive acquisitions of additional operating properties in its geographic markets, rehabilitating acquired and existing properties and developing other properties.

     The Company's Common Stock is listed on the NYSE under the symbol "PAG." The Company was incorporated in Maryland in August 1993. The Company's executive offices are located at 4220 Von Karman Avenue, Newport Beach, California, 92660; and its telephone number is (714) 223-5000. Unless the context otherwise requires, as used herein the term "Company" includes Pacific Gulf Properties Inc. and its consolidated subsidiaries and partnerships.

                                USE OF PROCEEDS

     Unless otherwise described in any Prospectus Supplement that accompanies this Prospectus, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include acquiring additional properties or interests in entities owning properties as suitable opportunities arise, making improvements to properties, repaying certain then-outstanding secured or unsecured indebtedness and for working capital. Pending such uses, the Company may invest such net proceeds in short-term, income-producing investments such as investment grade commercial paper, government securities or money market funds that invest in government securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for the Company and for the predecessor to the Company prior to February 18, 1994.

                                                                        YEAR ENDED DECEMBER 31,
                                                    SEPTEMBER 30,   -------------------------------
                                                        1997        1996   1995   1994   1993  1992
                                                    -------------   -----  -----  -----  ----  ----
Ratio of Earnings to Fixed Charges................      1.75x          --  1.12x  1.26x  .74x  .58x

     Earnings for the year ended December 31, 1996 were inadequate to cover fixed charges by approximately $0.2 million as a result primarily of the non-cash charge of $3.6 million relating to the Company's exchange of debentures for common stock. The ratio of earnings to fixed charges excluding this $3.6 million non-cash item is 1.18 to 1.

     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of pre-tax income excluding non-recurring and extraordinary items, the effects of discontinued operations, the cumulative effect of accounting changes and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs.

     Prior to completion of the Company's initial public offering in February 1994, the predecessor of the Company operated in a highly leveraged manner. As a result, although the Company and the predecessor have historically generated positive net cash flow, the financial statements of the predecessor show net losses for the periods prior to February 1994. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicate that earnings were inadequate to cover fixed charges by approximately $1.6 million and $2.3 million for the years ended December 31, 1993 and 1992, respectively.

                                  RISK FACTORS

     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and the applicable Prospectus Supplement before purchasing Securities. This Prospectus and the accompanying Prospectus Supplement include certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), the use of proceeds of the offering of the Securities, expansion and other development trends of the real estate industry, business strategies, expansion and growth of the Company's operations and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, including the risk factors discussed below, general economic and business conditions, the business opportunities that may be presented to and pursued by the Company, and changes in laws or regulations and other factors, many of which are beyond the control of the Company. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those anticipated in the forward-looking statements.

DEBT FINANCING; RISK OF RISING INTEREST RATES

     The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, that the Company will not be able to refinance existing indebtedness, or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness.


     As of December 31, 1997, the Company had outstanding approximately $283.9 million of indebtedness secured by certain of its Properties, and a debt to total market capitalization ratio of 35%. There is no limitation on the amount of indebtedness the Company may incur. The Company, therefore, could become more highly leveraged than it currently is, resulting in an increase in debt service. An increase in the Company's debt service will adversely affect the Company's cash from operations, its ability to make expected distributions to stockholders and its ability to comply with its other financial obligations. Risks normally associated with debt financing include (i) the risk that cash from operations will be insufficient to meet required payments of principal and interest, (ii) the risk that existing indebtedness cannot be refinanced, (iii) the risk that the terms of such refinancing will not be as favorable as the terms of existing indebtedness and (iv) the risk that interest rates may increase, adversely affecting the Company's ability to make distributions. If real property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, such property could be transferred to the mortgagee with a consequent loss of income and asset value to the Company.


     If prevailing interest rates or other factors at the time of a refinancing result in higher interest rates on refinancing, the Company's interest expense would increase, which would adversely affect the Company's cash provided by operating activities and its ability to maintain or improve its Properties or to make distributions or payments to holders of its securities. In addition, in the event the Company were unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the Company's cash flow or operating results. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company.

     The Company will, on occasion, incur indebtedness secured by more than one property. The Company may also incur separate pieces of indebtedness that contain cross-default provisions pursuant to which a default under one piece of indebtedness will result in a default under all other cross-defaulted pieces of indebtedness. In any of such circumstances, the Company's inability to meet debt service payments on one piece of indebtedness may result in a loss through foreclosure of multiple properties due to the effects of such cross-collateralization or cross-default provisions.


     As of December 31, 1997, certain of the Properties were subject to variable rate mortgage indebtedness. At that date, the weighted average interest rate on such outstanding indebtedness was 7.2%. An increase in interest rates will have an adverse effect on the Company's net income and results of operations.

RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES

     The Company intends to actively continue to acquire Industrial and Multifamily Properties. Acquisitions of such properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general real estate investment risks associated with any new real estate investment.

     The Company has also recently begun to pursue Industrial and Multifamily development projects. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. Such development activities entail certain risks, including the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project not economical; the risk that occupancy rates and rents at a completed project will be less than anticipated; and the risk that expenses at a completed development will be higher than anticipated. These risks may result in a development project causing a reduction in cash flow or operating results or the funds available for distribution from those anticipated.

GENERAL REAL ESTATE INVESTMENT RISKS

     Real property investments are subject to a variety of risks. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Properties do not generate sufficient income to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its stockholders will be adversely affected. The performance of the economy in each of the areas in which the Properties are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from the Properties and their underlying values. The financial results of major local employers may have an impact on the cash flow and value of certain of the Properties.

     Increases in income, service or other taxes generally are not passed through to tenants under leases and may adversely affect the Company's cash flow or operating results and its ability to make distributions to stockholders. Similarly, compliance with current federal, state or local laws, or changes in such laws, including (i) laws increasing the potential liability for environmental conditions existing on properties or the restrictions on discharges or other conditions, (ii) rent control or rent stabilization laws or other laws regulating housing or (iii) laws (such as the Americans with Disabilities Act) requiring modifications to existing buildings to improve access to such buildings by disabled persons, may result in significant unanticipated expenditures, which would adversely affect the Company's cash flow or operating results and its ability to make distributions to stockholders.

LACK OF GEOGRAPHIC DIVERSIFICATION

     The Properties are located in California and the Pacific Northwest, with the largest concentration in Southern California. Income from the Properties may be adversely affected by the general economic climate, local economic conditions in which the Properties are located, such as an oversupply of space or a reduction in demand for rental space, the attractiveness of the Properties to tenants, competition from other available space, the ability of the Company to provide the adequate maintenance and insurance and increased operating expenses. There is also the risk that as leases on the Properties expire, tenants will enter into new leases on terms that are less favorable to the Company. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., Americans with Disabilities Act and tax laws), interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.


RISKS ASSOCIATED WITH POSSIBLE HEDGING



     The Company may from time to time engage in hedging transactions to limit the effects of changes in interest rates on its operations, including engaging in interest rate swaps, caps, floors and other interest rate exchange contracts. The use of these types of instruments to hedge a portfolio carries certain risks, including the risk that losses on a hedge position will reduce the funds available for distribution to shareholders and that such losses may exceed the amount invested in such instruments. There is no perfect hedge for any investment, and a hedge may not perform its intended purpose of offsetting losses on an investment.


AFFORDABLE HOUSING LAWS


     Certain of the Company's Multifamily Properties are, and will be in the future, subject to federal, state and local statutes or other restrictions requiring that a percentage of apartment homes be made available to residents whose incomes do not exceed a certain percentage of the local median. These laws and regulations, as well as any changes thereto making it more difficult to meet such requirements, or a reduction in or elimination of certain financing advantages available to those persons satisfying such requirements, could adversely affect the Company's profitability and its ability to develop certain communities in the future. For a discussion of the Multifamily Properties that are subject to such laws and regulations, see Item 1 "Business -- Indebtedness " in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997.


     A certain amount of the Properties are financed by tax-exempt financing. The tax-exempt financing subjects these Properties to certain deed restrictions and restrictive covenants. In addition, the Internal Revenue Code of 1986, as amended, (the "Code") and the regulations promulgated thereunder impose various restrictions, conditions and requirements relating to the exclusion from gross income for Federal income tax purposes of interest on qualified bond obligations, including requirements that at least 20% of apartment units be occupied by residents with gross incomes that do not exceed 50% of the median income for the applicable family size as determined by the Housing and Urban Development Department of the Federal government. In addition to Federal requirements, certain state and local authorities may impose additional rental restrictions. The bond compliance requirements and the requirements of any future tax-exempt bond financing utilized by the Company may have the effect of limiting the Company's income from the tax-exempt median income test. If the required number of apartment homes are not reserved form residents satisfying these income requirements, the tax-exempt status of the bonds may be terminated, the obligations of the Company under the bond documents may be accelerated and other contractual remedies against the Company may be available.

COMPETITION


     Numerous industrial and residential properties compete with the Properties in attracting tenants to lease space. Some of these competing properties are newer, better located or better capitalized than the Properties. The number of competitive properties in a particular area could have a material effect on the Company's ability to lease space in its Properties or at newly developed or acquired properties and on the rents charged. While the Company has not experienced material competitive pressures confined to specific geographic regions, it is possible that material adverse changes in regional economies or in the operations of major regional employers (such as Boeing in the Pacific Northwest) could have a material adverse effect on the ability of the Company to lease its Properties and on the rents charged. Conversely, if any of the regional geographic areas in which the Company owns Properties experiences economic growth, the Company is likely to experience increased competition for acquisition and development projects, thereby increasing the Company's costs of acquisition and development and potentially reducing the Company's returns therefrom.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs or removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and injuries to persons and property.

     Certain environmental laws impose liability for any release of asbestos-containing materials ("ACMs") into the air. In addition, third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to ACMs released from such properties. Limited quantities of ACMs are present in various building materials such as floor coverings, ceiling texture material, acoustical tiles and decorative treatments located at certain Properties. The ACMs present at such Properties are generally in good condition, and possess low probabilities for unintentional disturbance. The Company has implemented operations and maintenance plans for Properties where ACMs are present or reasonably suspected. It is the Company's general policy that ACMs will be removed by the Company in the ordinary course of renovation and construction.

     Moreover, there may be potential liability associated with lead-based paint arising from lawsuits alleging personal injury and related claims. Typically, the existence of lead paint is more of a concern in residential units than in commercial properties. Although a structure built prior to 1978 may contain lead-based paint and may present a potential for exposure to lead, structures built after 1978 are not likely to contain lead-based paint. Although the Company's existing Multifamily Properties have not been tested for lead-based paint, the majority were constructed after 1978, and therefore are not likely to contain lead-based paint.

     The Company also recognizes that the Properties' values may be affected by the proximity of the Properties to electric transmission lines. Electric transmission lines are one of many sources of electro-magnetic fields ("EMFs") to which people may be exposed. Research completed regarding potential health concerns associated with exposure to EMFs has produced inconclusive results. Notwithstanding the lack of conclusive scientific evidence, some states now regulate the strength of electric and magnetic fields emanating from electric transmission lines, and other states have required transmission facilities to measure for levels of EMFs. The Company understands that, on occasion, lawsuits have been filed (primarily against electric utilities) that allege personal injuries from exposure to transmission lines and EMFs, as well as from fear of adverse health effects due to such exposure. This fear of adverse health effects from transmission lines has been considered both when property values have been determined to obtain financing, and in condemnation proceedings. The Company has not searched for electric transmission lines near the Properties, but the Company is aware of the potential exposure to damage claims by persons exposed to EMFs.

     Each of the Properties has been subjected to a Phase I or similar environmental assessment. These assessments, completed by licensed and qualified independent environmental consulting companies, usually are completed without radon testing, and involve general inspections without soil sampling or groundwater analysis. Some of the Company's properties have been subject to a limited subsurface investigation, and in some cases limited remediation. While these environmental assessments have not revealed any significant environmental liability, no assurances can be given that such assessments would reveal all such liabilities or that any required remediation would not be material. Similarly, while the Company's management is not aware of any environmental liability that it believes would have a material adverse effect on the Company's business, assets or results of operations, no assurances can be given that either a material environmental condition does not otherwise exist as to any one or more of the Properties, or that a prior owner of any of the Properties did not create any such condition not known to the Company.

GENERAL UNINSURED LOSSES

     The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance for each of its Properties, with policy specifications, limits and deductibles customarily carried for similar properties. However, certain types of extraordinary losses exist which are either uninsurable or not economically insurable. Further, all of the Properties are located in areas subject to earthquake activity. Although the Company has obtained certain limited earthquake insurance policies, should one or more of the Properties sustain damage as a result of an earthquake, the Company may sustain losses due to insurance deductibles and co-payments on insured or uninsured losses.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     Tax Liabilities Upon Failure to Qualify as a REIT. The Company has made the election to be treated for Federal income tax purposes as a REIT under the Code. No assurance can be given that the Company will operate in a manner enabling it to remain so qualified. Qualification as a REIT involves the application of numerous highly technical and complex Code provisions which have only a limited number of judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Company's control may impact its ability to qualify as a REIT. See "Federal Income Tax Considerations." In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to REIT qualification or the Federal income tax consequences of such qualification, possibly with retroactive effect.

     If in any taxable year the Company does not qualify as a REIT, it would be taxed as a regular corporation and distributions to its stockholders would not be deductible by the Company in computing its taxable income. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from REIT treatment for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce the funds available for investment, distribution or payment to holders of Securities because of the additional tax liability of the Company for the year or years involved. In addition, the Company would no longer be required by the Code to make any distributions.

     To qualify as a REIT, the Company is required to distribute at least 95% of its taxable income to its stockholders each year. Possible timing differences between receipt of income and payment of expenses, and the inclusion and deduction of such amounts in determining taxable income, could require the Company to borrow funds or dispose of assets in order to pay dividends, or to reduce its dividends below the level necessary to maintain its qualification as a REIT, which would have material adverse tax consequences.

     Other REIT Taxes. Certain transactions or other events could lead to the Company being taxed at rates ranging from 4% to 100% on certain income or gains. See "Federal Income Tax Considerations."

DEPENDENCE ON KEY PERSONNEL

     The Company's management has substantial experience in acquiring, managing and financing industrial and multifamily properties. The Company believes that its success will depend in significant part upon the efforts of such persons and that it may be difficult to replace such persons with individuals having comparable experience.


RISKS ASSOCIATED WITH PREFERRED STOCK



     The Company has issued and outstanding 1,351,351 shares of Class A Senior Cumulative Convertible Preferred Stock (the "Class A Preferred Stock") and 1,411,765 shares of Class B Senior Cumulative Convertible Preferred Stock (the "Class B Preferred Stock," and, together with the Class A Preferred Stock, the "Outstanding Preferred Stock"). All shares of the Outstanding Preferred Stock are owned by Five Arrows Realty Securities L.L.C. ("Five Arrows"). All cumulative dividends on the Outstanding Preferred Stock must be paid in full before any dividend or distribution can be made in respect of the Company's Common Stock. Holders of the Outstanding Preferred Stock and holders of the Company's Common Stock vote together as a single class, and thus holders of Outstanding Preferred Stock dilute the voting control of holders of Common Stock. Additionally, Five Arrows has the right to appoint one or more directors to the Company's Board of Directors under certain circumstances. Generally, the Outstanding Preferred Stock is convertible into shares of Common Stock on a one-for-one basis. Under certain circumstances involving a Change of Control or Put Event (as such terms are herein defined), holders of Outstanding Preferred Stock have the right to require the Company to convert each share of Outstanding Preferred Stock into more than one share of Common Stock. Thus, the Outstanding Preferred Stock may dilute the value of the financial ownership of the Company by holders of Common Stock, and may also discourage third parties from attempting to acquire control of the Company. See "Description of Capital Stock -- Class A Senior Cumulative Convertible Preferred Stock" and "-- Class B Senior Cumulative Convertible Preferred Stock."



RISKS TO HOLDERS OF DEBT SECURITIES



     The Indentures (as herein defined) that will govern the terms of the Debt Securities that may be issued hereunder may lack provisions that limit the ability of the Company to incur indebtedness or to engage in certain transactions such as a highly leveraged buyout, change of control, reorganization, restructuring, merger or similar transaction in which significant additional debt could be incurred by the Company. Such additional indebtedness could have an adverse affect on the creditworthiness of the Company and on the ability of the Company to repay the Debt Securities in accordance with their terms. See "Description of Debt Securities."



ANTI-TAKEOVER PROVISIONS



     Certain provisions of the Company's Certificate of Incorporation and the Maryland General Corporation Law (the "MGCL"), federal tax laws governing the qualifications of REITs and the Company's outstanding Preferred Stock Purchase Rights under its Rights Plan could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. See "Description of Capital Stock," "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws" and "Federal Income Tax Considerations."


ISSUANCE OF SHARES MAY ADVERSELY AFFECT MARKET PRICE OF COMMON STOCK AND DILUTE PER SHARE AMOUNTS AVAILABLE FOR DISTRIBUTION

     Future issuances of Common Stock upon conversion of the Company's 8.375% Convertible Subordinated Debentures (the "Debentures") could adversely affect the market price for the Common Stock and dilute per share amounts available for distribution to stockholders. An aggregate of $56.6 million in principal amount of Debentures, convertible into an aggregate of 3,036,710 additional shares of Common Stock, was issued by the Company in February 1994. In December 1996, the Company consummated an exchange offer pursuant to which it issued an aggregate of 2,440,002 shares of Common Stock in exchange for $42.1 million in principal amount of Debentures (at a rate of 58 shares of Common Stock for each $1,000 principal amount of Debentures). An aggregate of $12.7 million in principal amount of Debentures was outstanding as of December 31, 1997. Such Debentures are convertible at any time at the election of the holders at a rate of 53.6986 shares of Common Stock per $1,000 principal amount of Debentures, resulting in approximately 682,000 issuable shares.

                          DESCRIPTION OF CAPITAL STOCK

     The summary of the terms of the Company's Capital stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Company.

     The Articles of Incorporation of the Company provide that the Company may issue up to 60,000,000 shares of capital stock, consisting of 25,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), 30,000,000 shares of excess stock, par value $.01 per share (the "Excess Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which 1,351,351 shares have been classified as shares of Class A Senior Cumulative Convertible Preferred Stock (the "Class A Preferred Stock") and of which 1,411,765 shares have been classified as shares of Class B Senior Cumulative Convertible Preferred Stock (the "Class B Preferred Stock"). As of December 31, 1997, 19,968,189 shares of Common Stock, 1,351,351 shares of the Class A Preferred Stock and 1,411,765 shares of the Class B Preferred Stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

COMMON STOCK

     Any shares of Common Stock offered hereby by the Company will be issued and delivered upon receipt of payment. Subject to the preferential rights of any other shares or series of capital stock holders of Common Stock will be entitled to receive distributions on such shares if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor, and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The Company commenced quarterly distributions on its Common Stock on April 15, 1994, and intends to continue making quarterly distributions on the outstanding shares of Common Stock.

     Subject to the matters discussed under "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws -- Control Share Acquisitions," each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding Common Stock can elect all of the directors then standing for election and the holders of the remaining Common Stock will not be able to elect any directors.

     Holders of Common Stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company.

     All shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.


     Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, transfer all or substantially all of its assets, engage in a share exchange or engage in certain similar fundamental transactions unless recommended by the Board of Directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Company's Articles of Incorporation require the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast on such matters. In addition, a number of other provisions of the MGCL could have a significant effect on the Common Stock and the rights and obligations of holders thereof. See "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws."


     The transfer agent and registrar for the Common Stock is Harris Trust Company of California.

     Purchasers of Common Stock will be subject to the restrictions on ownership and transfer of the capital stock of the Company described below under the heading "Ownership and Transfer Restrictions and Redemption Provisions." Such provisions could affect a purchaser's ability to vote, to receive dividend and other distributions, to convert or to otherwise obtain the benefit of Securities.

PREFERRED STOCK PURCHASE RIGHTS

     On December 11, 1997, the Company announced the adoption of a stockholder rights plan (the "Rights Plan"). The record date for the distribution of rights under the Rights Plan was December 29, 1997. For additional information regarding the Rights Plan see the Company's Current Report on Form 8-K, filed with the Commission on December 18, 1997 and incorporated herein by reference.

CLASS A SENIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK

     The Company has issued an aggregate of 1,351,351 shares of Class A Preferred Stock to Five Arrows Realty Securities L.L.C. ("Five Arrows") at a price of $18.50 per share.

     The holders of the Class A Preferred Stock and the holders of the Common Stock vote together as a single class. Each share of Class A Preferred Stock is convertible into one share of Common Stock, subject to adjustment upon certain events. The annual dividend per share on the Class A Preferred Stock is (i) $1.70 from the date of issuance until December 31, 1997, and (ii) the greater of $1.70 or 104% of the then-current dividend on the Common Stock thereafter. The liquidation preference of the Class A Preferred Stock is $18.50 per share, plus an amount equal to any accumulated, accrued and unpaid dividends. The Company may redeem the Class A Preferred Stock beginning on December 31, 2001 for cash in an amount equal to $18.50 per share of Class A Preferred Stock plus accrued and unpaid dividends and plus a premium initially equal to 6.0% of $18.50. This premium decreases to zero after December 31, 2009.

     The Company has granted to Five Arrows, for as long as Five Arrows maintains its ownership of either all of the Class A Preferred Stock or an amount of voting securities that, if converted into Common Stock, would exceed 10% of the outstanding Common Stock, a seat on the Company's Board of Directors. In addition, upon the occurrence of the failure of the Company to pay a quarterly dividend on the Common Stock in an amount of at least $.40 per share, the failure of the Company to meet certain earnings before interest, depreciation and amortization budgets for three consecutive quarters or the failure of the Company to pay accrued dividends on the Class A Preferred Stock, Five Arrows would be granted one additional seat on the Board.

     If a Change in Control or Put Event (each, as defined below) occurs as a result of the voluntary (and not legally compelled) act, omission or participation of the Company, which act, omission, or participation the Company had the discretion under existing laws and regulations to refrain from, then each holder of Class A Preferred Stock will have the right to require the Company to redeem such holder's shares of Class A Preferred Stock at a redemption price payable in cash in an amount equal to 102% of the Liquidation Value thereof, plus accrued and unpaid dividends whether or not declared, if any, to the date of purchase or the date that payment is made available. If a Change of Control or Put Event occurs that is not the result of such voluntary act, omission or participation of the Company, the Company may elect not to make the foregoing put payment in which event the Conversion Ratio shall be revised to the greater of (i) 75% of the then current Conversion Ratio so that each share of Class A Preferred Stock will be convertible into 133% of the number of shares of Common Stock into which it would otherwise have been convertible and
(ii) a fraction, the numerator of which is 75% of the then current market price and the denominator of which is $18.50.

     The following terms, as used herein, have the following meanings:

          "Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25% of the aggregate outstanding voting power of capital stock of the Company; (ii) other than with respect to the election, resignation or replacement of the directors elected by Preferred Shareholders (as defined in the Articles Supplementary relating to the Class A Preferred Stock, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part), during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company (excluding Preferred Directors (as defined in the Articles Supplementary relating to the Class A Preferred Stock, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part)) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; and
     (iii) (a) the Company consolidates with or merges into another entity (the "Merger Entity") or conveys, transfers or leases all or substantially all of its respective assets (including, but not limited to, real property investments) to any individual or entity (the "Acquiring Entity," and, together with the Merger Entity, the "Successor Entity"), or (b) any corporation consolidates with or merges into the Company, which in either event (a) or (b) is pursuant to a transaction in which the outstanding voting capital stock of the Company is reclassified or changed into or exchanged for cash, securities or other property (unless the holders of the voting capital stock of the Company immediately prior to such transaction hold immediately after such transaction more than 50% of the outstanding voting capital stock of the Successor Entity.

          "Put Event" means each occurrence of any of (i) the Company fails to qualify as a real estate investment trust as described in Section 856 of the Internal Revenue Code of 1986, as amended, other than as a result of any action, or unreasonable failure to act, by any holder of Class A Preferred Stock; (ii) the Company becomes a "Pension-held REIT" as defined in Section 856(h)(3)(d) of the Internal Revenue Code of 1986, as amended, other than as a result of any action, or unreasonable failure to act, by the holders of Class A Preferred Stock; or (iii) the Company ceases to be engaged primarily in the business of owning and managing multi-family properties and/or industrial properties directly, or through subsidiaries, as carried on as of the date hereof and described in the Company's Annual Report on Form 10-K, as amended, as filed with the Securities and Exchange Commission for the year ended December 31, 1996.

     Five Arrows is prohibited from transferring any shares of Class A Preferred Stock, or any shares of Common Stock into which such shares of Class A Preferred Stock have been converted, until June 30, 1998. At that time, Five Arrows will have the right, subject to certain conditions, to demand the Company effect the registration under the Securities Act of 1933, as amended, of the shares of Class A Preferred Stock or the shares of Common Stock into which such shares of Class A Preferred Stock have been converted.

CLASS B SENIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK

     The Company has issued an aggregate of 1,411,765 shares of Class B Preferred Stock to Five Arrows at a price of $21.25 per share.

     As part of this transaction, Five Arrows agreed to waive certain availability fees that were to be charged to the Company if all of the shares of Class A Preferred Stock were not issued before July 1, 1997. Additionally, Five Arrows agreed that it would not transfer any Class A Preferred Stock or Class B Preferred Stock, or any shares of Common Stock into which such shares of Preferred Stock have been converted, until June 30, 1998. The terms of the Class B Preferred Stock are substantially similar to those of the Class A Preferred Stock, except that (i) the liquidation preference of the Class B Preferred Stock is $21.25 per share (plus accumulated, accrued and unpaid dividends) and (ii) Five Arrows will not be entitled to designate any additional representatives to the Company's Board of Directors while it owns both the Class A Preferred Stock and the Class B Preferred Stock. See "Description of Capital Stock -- Class A Senior Cumulative Convertible Preferred Stock" above.

OWNERSHIP AND TRANSFER RESTRICTIONS AND REDEMPTION PROVISIONS

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its issued and outstanding capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of issued and outstanding capital stock of the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year). Because it is essential for the Company to qualify as a REIT, the Articles of Incorporation include certain provisions restricting the acquisition of the Company's capital stock, including Common Stock and Preferred Stock (the "Ownership Limit Provision").

     The Ownership Limit Provision provides that, subject to certain exceptions, no stockholder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than the a "Ownership Limit," which is equal to 9.8% in value or in number, whichever is more restrictive, of the issued and outstanding capital stock of the Company. The constructive ownership rules are complex and may cause capital stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% in value or in number of shares of the capital stock (or the acquisition of an interest in an entity which owns Common Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own in excess of 9.8% in value or in number of the issued and outstanding capital stock of the Company, and thus subject such capital stock to the Ownership Limit Provision. In addition, for these purposes, Common Stock that may be acquired upon conversion of Securities owned or deemed owned by an investor, but not other Common Stock, is deemed to be owned by the investor and outstanding prior to conversion, for purposes of determining the percentage of ownership of capital stock owned by that investor.

     The Board of Directors may waive the Ownership Limit Provision with respect to a particular stockholder if (i) such person is not an individual for purposes of applying the "five or fewer" rule described above, (ii) the Board of Directors obtains such representations and undertakings as are reasonably necessary to ascertain that no individual's actual or deemed ownership of capital stock will violate the Ownership Limit Provision, and (iii) such person agrees that, if an IRS Ruling Satisfactory to the Corporation (as defined below) has been obtained, a violation of such representations and undertakings will result in such capital stock being exchanged for Excess Stock. As a condition of such waiver, the Board of Directors may require a ruling from the IRS or an opinion of counsel satisfactory to it in its sole discretion as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. The ability of the Board of Directors to waive the Ownership Limit Provision does not apply to a waiver that would result in capital stock being beneficially owned by fewer that 100 persons or that would result in a violation of the "five or fewer" rule discussed above. In connection with its acquisition of the Class A Preferred Stock and Class B Preferred Stock, Five Arrows has been given a limited waiver of the Ownership Limit Provision.

     The Articles of Incorporation provide that a transfer or other event that results in a person owning capital stock in excess of the Ownership Limit is null and void ab initio as to the intended transferee or purported owner, and the intended transferee or purported owner acquires or retains no rights or economic interest in those shares of capital stock. However, if the Company obtains a ruling by the IRS, that provides in form and substance satisfactory to the Board of Directors of the Company that the issuance by the Company of Excess Stock and the immediate conversion of the Common Stock or Preferred Stock into such Excess Stock will not cause the Company to fail to satisfy the requirements that must be met to qualify for treatment as a REIT (an "IRS Ruling Satisfactory to the Corporation"), capital stock purportedly owned, or deemed to be owned, or transferred to a person in excess of the Ownership Limit, will automatically be exchanged for Excess Stock that will be transferred, by operation of law, to a trust for the exclusive benefit of the transferee or transferees to whom the capital stock may ultimately be transferred (without exceeding the Ownership Limit). The Excess Stock will possess such terms, limitations and rights as set forth in Articles Supplementary adopted by the Board of Directors and filed of record with the Maryland State Department of Assessments and Taxation and as are necessary or prudent to enable the Company to obtain the IRS Ruling Satisfactory to the Corporation. It is anticipated that the proposed transferee or owner will not be entitled to vote, and will not be entitled to participate in any appreciation of, or any distributions made by the Company in respect of, such

Excess Stock. It is also anticipated that any dividend or distribution paid on Excess Stock to a purported transferee or owner prior to discovery by the Company that such shares have become purportedly owned in violation of the Ownership Limit Provision shall be held for the benefit of the beneficiary of the trust in which such shares are held. In addition, the Company would have the right, for a period of 90 days, to purchase all or any portion of the Excess Stock at a price equal to the lesser of the price paid for the shares of capital stock by the intended transferee or owner and the closing market price for the shares of capital stock on the date the Company exercises its option to purchase the capital stock. This 90-day period commences on the date of the violative transfer of ownership if the intended transferee or owner gives notice of the transfer to the Company as required by the Articles of Incorporation, or the date the Board of Directors determines that a violative transfer has occurred if no such notice is provided.

     The Ownership Limit Provision will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change of the Ownership Limit Provision would require an amendment to the Articles of Incorporation. Amendments to the Articles of Incorporation require recommendation by the Board of Directors and the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast on the matter. In addition to preserving the Company's status as a REIT, the Ownership Limit Provision may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

     All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

     All persons who own a specified percentage (or more) of outstanding capital stock must file an affidavit with the Company containing information regarding their ownership of capital stock, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between one-half of one percent and five percent, depending on the number of record holders of capital stock. In addition, each stockholder shall upon demand by the Company be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or government agency.

     The ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of capital stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     The following description of terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation and the Board of Directors' resolution or resolutions relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

     Subject to limitations prescribed by the MGCL and the Articles of Incorporation, the Board of Directors is authorized to issue shares of Preferred Stock in one or more series, to establish from time to time the number of shares of Preferred Stock to be included in any such series and to fix for any such series the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption. The Company is authorized to issue five million shares of Preferred Stock, of which 1,351,351 shares have been classified as Class A Preferred Stock and are outstanding and of which 1,411,765 shares have been classified as Class B Preferred Stock and are outstanding. See "Description of Capital Stock -- Class A Senior Cumulative Convertible Preferred Stock" and
"-- Class B Senior Cumulative Convertible Preferred Stock" above.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below, unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion right;
(vii) any listing of the Preferred Stock on any securities exchange; (viii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions not in conflict with the Articles of Incorporation or the MGCL; (ix) a discussion of Federal income tax considerations applicable to the Preferred Stock; (x) the relative ranking and preferences of the Preferred Stock as to dividends and rights upon liquidation; and (xi) any limitations on direct or beneficial ownership and restrictions on transfer. The Preferred Stock will, when issued for lawful consideration therefor, be fully paid and nonassessable and will have no preemptive rights.

     Unless otherwise indicated in a Prospectus Supplement relating thereto, Harris Trust Company of California will be the transfer agent and registrar for shares of each series of Preferred Stock.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights upon liquidation, dissolution or winding up of the Company, rank: (i) senior to all classes or series of Common Stock and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The rights of the holders of each series of Preferred Stock will be subordinate to those of the Company's general creditors.

DIVIDENDS

     Holders of each series of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Dividends on any series of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date. Dividends on shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     So long as any series of Preferred Stock shall be outstanding, unless: (i) full dividends (including, if such dividends are cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock of such series and all other classes and series of Preferred Stock (other than "Junior Stock," as defined below); and
(ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any other Preferred Stock of any class or series (other than Junior Stock), the Company may not declare any dividends on any Common Stock or any other equity securities of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other equity securities being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for the purchase, redemption of other retirement of or for a sinking or other analogous fund, for any Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or equity securities of the Company, other than shares of Junior Stock which are neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than shares of Junior Stock.

     Any dividend payment made on a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

     A series of Preferred Stock may be redeemable in whole or in part, from time to time, at the option of the Company, or may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption prices set forth in the Prospectus Supplement related to such series. Shares of Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued Preferred Stock of the Company. The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of equity securities of the Company, the terms of such series of Preferred Stock may provide that, if no such equity securities shall have been issued or, to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable equity securities of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     So long as any dividends on shares of any series of Preferred Stock or any other series of Preferred Stock of the Company ranking on a parity as to dividends and distribution of assets with such series of Preferred Stock are in arrears, no shares of any such series of Preferred Stock or such other series of Preferred Stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

     In the event that fewer than all of the outstanding shares of a series of Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of shares of Junior Stock, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Except as indicated below or in a Prospectus Supplement relating to a particular series of Preferred Stock, or except as required by applicable law, holders of the Preferred Stock will not be entitled to vote for any purpose.

     So long as any series of Preferred Stock remains outstanding, the consent or the affirmative vote of the holders of at least a majority of the votes entitled to be cast with respect to the then outstanding shares of such series of Preferred Stock together with any "Other Preferred Stock" (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary: (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of equity securities of the Company ranking prior to Preferred Stock of such series as to dividends, voting or upon distribution of assets; and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of Preferred Stock. In case any series of Preferred Stock would be so affected by any such action referred to in clause
(ii) above in a different manner than one or more series of Other Preferred Stock which will also be affected, the holders of the Preferred Stock of such series, together with any series of Other Preferred Stock which will be similarly affected, will be entitled to be cast with respect to each such series of Preferred Stock and Other Preferred Stock then outstanding, in lieu of the consent or affirmative vote hereinafter otherwise required.

     With respect to any matter as to which the Preferred Stock of any series is entitled to vote, holders of the Preferred Stock of such series and any other series of Preferred Stock ranking on a parity with such series of Preferred Stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Preferred Stock") will be entitled to cast the number of votes set forth in the Prospectus Supplement with respect to that series of Preferred Stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of Preferred Stock to vote together as a class with the holders of shares of one or more series of Other Preferred Stock, it is possible that the holders of such shares of Other Preferred Stock could approve actions that would adversely affect such series of Preferred Stock, including the creation of a class of shares of stock ranking prior to such shares of Preferred Stock as to dividends, voting or distributions of assets.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, the provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and the provisions affecting conversion.

                            DESCRIPTION OF WARRANTS

     The Company may issue warrants to purchase Debt Securities (the "Debt Warrants"), Preferred Stock (the "Preferred Stock Warrants") or Common Stock (the "Common Stock Warrants," collectively with the Debt Warrants and the Preferred Stock Warrants, the "Warrants"). Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered pursuant thereto.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (5) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such security; (6) the date, if any, on and after such Debt Warrants and the related Debt Securities will be separately transferable; (7) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (8) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (9) the maximum or minimum number of such Debt Warrants that may be exercised at any time; (10) a discussion of material federal income tax considerations, if any; and (11) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

     Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the securities purchasable upon such exercise.

OTHER WARRANTS

     The applicable Prospectus Supplement will describe the following terms of Preferred Stock Warrants and Common Stock Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the Securities for which such Warrants are exerciseable; (3) the price or prices at which such Warrants will be issued; (4) the number of such Warrants issued with each share of Preferred Stock or Common Stock: (5) the number of Securities purchaseable upon exercise of such Warrants and the price at which such Securities may be purchased upon such exercise; (6) any provisions for adjustment of the number or amount of shares of Preferred Stock or Common Stock receivable upon exercise of such Warrants or the exercise price of such Warrants; (7) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (8) if applicable, a discussion of material federal income tax considerations; (9) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants; (10) the date on which the right to exercise such Warrants shall commence, and the date on which such right shall expire; and (11) the maximum or minimum number of such Warrants that may be exercised at any time.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount of Debt Securities or shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

     Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities or shares of Preferred Stock or Common Stock purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                       DESCRIPTION OF THE DEBT SECURITIES

     The following sets forth certain general terms and provisions of the indentures under which the Debt Securities are to be issued. The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

     The Debt Securities will represent unsecured general obligations of the Company, unless otherwise provided in the Prospectus Supplement. As indicated in the applicable Prospectus Supplement, the Debt Securities will either be senior debt, senior to all future subordinated indebtedness of the Company and pari passu with other current and future unsecured, unsubordinated indebtedness of the Company or, in the alternative, subordinated debt subordinate in right of payment to current and future senior debt and pari passu with other future subordinated indebtedness of the Company. The Debt Securities will be issued under an indenture in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplemental indentures as are adopted from time to time (each an "Indenture" and collectively, the "Indentures"). The Indentures will be executed by the Company and one or more trustees (each a "Trustee"). The following summary of certain provisions of the Indentures does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of the Indentures, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

     The Indentures will not limit the amount of Debt Securities that may be issued thereunder. Reference is made to the Prospectus Supplement of the following terms of the Debt Securities offered pursuant thereto: (i) designation (including whether they are senior debt or subordinated debt and whether such debt is convertible), aggregate principal amount, purchase price and denomination; (ii) the date of maturity; (iii) interest rate or rates (or method by which such rate will be determined), if any; (iv) the dates on which any such interest will be payable; (v) the place or places where the principal of and interest, if any, on the Debt Securities will be payable; (vi) any redemption or sinking fund provisions; (vii) any rights of the holders of Debt Securities (each a "Holder") to convert the Debt Securities into other securities or property of the Company; (viii) the terms, if any, on which such Debt Securities will be subordinate to other debt of the Company; (ix) if other than the principal amount hereof, the portion of the principal amount of the Debt Securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy; (x) any Events of Default in addition to or in lieu of those described herein and remedies therefor; (xi) any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the Debt Securities; (xii) listing (if any) on a securities exchange; (xiii) whether such Debt Securities will be certificated or in book-entry form; and (xiv) any other specific terms of the Debt Securities, including any additional events of default or covenants provided for with respect to Debt Securities, and any terms that may be required by or advisable under United States laws or regulations.

     Debt Securities may be presented for exchange or transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indentures.

     Debt Securities will bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that, at the time of issuance, is below the prevailing market rate, will be sold at a discount below its stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to any Debt Securities issued at par that is treated as having been issued at a discount for United States income tax purposes will be described in the relevant Prospectus Supplement.

     The Indentures will not contain any covenant or other specific provision affording protection to holders of the Debt Securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under "-- Consolidation, Merger and Sale of Assets." Restrictions on ownership and transfers of the Company's Capital stock are designed to preserve its status as a

REIT and, therefore, may act to prevent or hinder a change of control. The Company's Articles of Incorporation and Bylaws also contain other provisions which may prevent or limit a change of control. See "Description of Capital stock."

MODIFICATION AND WAIVER

     Each Indenture will provide that modifications and amendments of such Indenture may be made by the Company and the applicable Trustee, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities issued under such Indenture that are affected by the modification or amendment voting as one class; provided that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, among other things: (a) extend the final maturity of such Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of the principal of Debt Securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or extend the time or reduce the amount of any payment to any sinking fund or analogous obligation relating to such Debt Securities, or materially and adversely affect any right to convert such Debt Securities in accordance with such Indenture or impair or affect the right of any Holder of Debt Securities to institute suit for the payment thereof or, if such Debt Securities provide therefor, any right of repayment at the option of the Holder,
(b) reduce the aforesaid percentage of such Debt Securities of any series, the consent of the Holders of which is required for any such supplemental indenture,
(c) reduce the percentage of such Debt Securities of any series necessary to consent to waive any past default under such Indenture to less than a majority, or (d) modify any of the provisions of the sections of such Indenture relating to supplemental indentures with the consent of the Holders, except to increase any such percentage or to provide that certain other provisions of such Indenture cannot be modified or waived without the consent of each Holder affected thereby, provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to "the Trustee" and concomitant changes in such section or the deletion of this proviso.

     Each Indenture will provide that a supplemental indenture that changes or eliminates any covenant or other provision of such Indenture that has expressly been included solely for the benefit of one or more particular series of Debt Securities, or that modifies the rights of the Holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under such Indenture of the Holders of Debt Securities of any other series.

     The indenture in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and each supplemental indenture entered into thereunder will provide that the Company and the applicable Trustee may, without the consent of the Holders of any series of Debt Securities issued thereunder, enter into additional supplemental indentures for one of the following purposes: (1) to secure any Debt Securities issued thereunder; (2) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants, agreements and obligations of the Company in such Indenture and in the Debt Securities issued thereunder; (3) to add to the covenants of the Company or to add any additional events of default; (4) to cure any ambiguity, to correct or supplement any provision in such Indenture that may be inconsistent with any other provision of such Indenture or to make any other provisions with respect to matters or questions arising under such Indenture, provided that such action shall not adversely affect the interests of the Holders of any series of Debt Securities issued thereunder in any material respect; (5) to establish the form and terms of Debt Securities issued thereunder; (6) to evidence and provide for a successor trustee under such Indenture with respect to one or more series of Debt Securities issued thereunder or to provide for or facilitate the administration of the trusts under such Indenture by more than one trustee; (7) to permit or facilitate the issuance of Debt Securities in global form or bearer form or to provide for uncertificated Debt Securities to be issued thereunder;
(8) to change or eliminate any provision of such Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior to the execution of such supplemental Indenture that are entitled to the benefit of such provision; or
(9) to amend or supplement any provision contained in such Indenture, which was required to be contained in the Indenture in order for the Indenture to be qualified under the Trust Indenture Act of 1939, if the Trust Indenture Act of 1939 or regulations thereunder change what is so required to be included in qualified indentures, in any manner not inconsistent with what then may be required for such qualification.

EVENTS OF DEFAULT

     Unless otherwise provided in any Prospectus Supplement, the following will be events of default under each Indenture with respect to each series of Debt Securities issued thereunder: (a) failure to pay principal (or premium, if any) on any series of the Debt Securities outstanding under such Indenture when due;
(b) failure to pay any interest on any series of the Debt Securities outstanding under such Indenture when due, continued for 30 days; (c) default in the payment, if any, of any sinking fund installment when due, payable by the terms of such series of Debt Securities; (d) failure to perform any other covenant or warranty of the Company contained in such Indenture or such Debt Securities continued for 90 days after written notice; (e) certain events of bankruptcy, insolvency or reorganization of the Company; and (f) any other Event of Default provided in a supplemental indenture with respect to a particular series of Debt Securities. In case an event of default described in (a), (b) or (c) above shall occur and be continuing with respect to any series of such Debt Securities, the applicable Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of such series to be due and payable. In case an event of default described in (d) above shall occur and be continuing, the applicable Trustee or the Holders of not less than 25% in aggregate principal amount of all Debt Securities of each affected series then outstanding under such Indenture (treated as one class) may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of all Debt Securities of all such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of all the Debt Securities outstanding shall be and become due and payable immediately, without notice or other action by any Holder or the applicable Trustee, to the full extent permitted by law. Any event of default with respect to particular series of Debt Securities under such Indenture may be waived by the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series (voting as a class), except in each case a failure to pay principal of or premium, if any, or interest on such Debt Securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each Holder affected thereby.

     Each Indenture will provide that the applicable Trustee may withhold notice to the Holders of any default with respect to any series of Debt Securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the Debt Securities) if the applicable Trustee considers it in the interest of Holders to do so.

     The Company will be required to furnish to each Trustee annually a statement as to its compliance with all conditions and covenants in the applicable Indenture.

     Each Indenture will contain a provision entitling the applicable Trustee to be indemnified by the Holders before proceeding to exercise any trust or power under such Indenture at the request of such Holders. Each Indenture will provide that the Holders of a majority in aggregate principal amount of the then outstanding Debt Securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable Trustee or of exercising any trust or power conferred upon the applicable Trustee with respect to the Debt Securities of such series; provided, however, that the applicable Trustee may decline to follow any such direction if, among other reasons, the applicable Trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the applicable Trustee in personal liability or would be unduly prejudicial to the Holders of the Debt Securities of such series not joining in such direction. The right of a Holder to institute a proceeding with respect to the applicable Indenture will be subject to certain conditions precedent including, without limitation, that the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding under such Indenture make a written request upon the applicable Trustee to exercise its powers under such Indenture, indemnify the applicable Trustee and afford the applicable Trustee reasonable opportunity to act, but the Holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the Debt Securities, to require conversion of Debt Securities if such Indenture provides for convertibility at the option of the Holder and to institute suit for the enforcement thereof.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Each Indenture will provide that the Company may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any Person unless the Company is the surviving corporation or the successor Person is a corporation organized under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities issued thereunder, and under such Indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing, and that certain other conditions are met.

CERTAIN COVENANTS

     Existence. Except as permitted under "-- Consolidation, Merger or Sale of Assets," the Indentures will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by Articles of Incorporation, Bylaws and statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business.

     Maintenance of Properties. The Indentures will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries will not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance. The Indentures will require the Company to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, in specified amounts and with insurers having a specified rating from a recognized insurance rating service.

     Payment of Taxes and Other Claims. The Indentures will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Indentures will require the Company, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (i) to transmit by mail to all holders of Debt Securities, as their names and addresses appear in the applicable register for such Debt Securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections,
(ii) to file with the applicable Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (iii) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of the documents to any prospective holder.

     Additional Covenants. Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Each Indenture will provide with respect to each series of Debt Securities issued thereunder that the Company may terminate its obligations under such Debt Securities of a series and such Indenture with respect to Debt Securities of such series if: (i) all Debt Securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the applicable Trustee for cancellation and the Company has paid all sums payable by it under the Indenture; or (ii) (A) the Debt Securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the applicable Trustee, as trust funds solely for the benefit of the Holders of such Debt Securities, for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Trustee), without consideration of any reinvestment, to pay principal of and interest on the Debt Securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under such Indenture, and
(C) the Company delivers to the applicable Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such Indenture relating to the satisfaction and discharge of such Indenture with respect to the Debt Securities of such series have been complied with. With respect to the foregoing clause (i), only the Company's obligations to compensate and indemnify the applicable Trustee under the Indenture shall survive. With respect to the foregoing clause (ii) only the Company's obligations to execute and deliver Debt Securities of such series for authentication, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be canceled, to compensate and indemnify the applicable Trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable Trustee shall survive until such Debt Securities are no longer outstanding. Thereafter, only the Company's obligations to compensate and indemnify the applicable Trustee and its right to recover excess money held by the applicable Trustee shall survive.

     Each Indenture will provide that the Company (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the Debt Securities issued thereunder of any series, and the provisions of such Indenture will, except as noted below, no longer be in effect with respect to the Debt Securities of such series ("legal defeasance") and (ii) may omit to comply with any term, provision, covenant or condition of such Indenture, and such omission shall be deemed not to be an Event of Default under clause (d) of the first paragraph of "-- Events of Default" with respect to the outstanding Debt Securities of such series ("covenant defeasance"); provided that the following conditions shall have been satisfied: (A) the Company has irrevocably deposited in trust with the applicable Trustee as trust funds solely for the benefit of the Holders of the Debt Securities of such series, for payment of the principal of and interest of the Debt Securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the applicable Trustee, to pay and discharge the principal of and accrued interest on the outstanding Debt Securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the applicable Trustee), as the case may be; (B) such deposit will not result in a breach or violation of, or constitute a default under, such Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (C) no default with respect to such Debt Securities of such series shall have occurred and be continuing on the date of such deposit; (D) the Company shall have delivered to such Trustee an opinion of counsel that (1) the Holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option under this provision of such Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (2) the Holders of the Debt Securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code; and (E) the Company has delivered to the applicable Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such Indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (D)(l) above may be replaced by a ruling directed to the applicable Trustee received from the Internal Revenue Service to the same effect. Subsequent to a legal defeasance under clause (i) above, the Company's obligations to execute and deliver Debt Securities of such series for authentication, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be canceled, to compensate and indemnify the applicable Trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable Trustee shall survive until such Debt Securities are no longer outstanding. After such Debt Securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only the Company's obligations to compensate and indemnify the applicable Trustee and its right to recover excess money held by the applicable Trustee shall survive.

APPLICABLE LAW

     The Indentures will provide that the Debt Securities and the Indentures will be governed by and construed in accordance with the laws of the State of Maryland.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
               THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The following paragraphs summarize certain provisions of Maryland law and the Company's Articles of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part, as described in "Additional Information," and to Maryland law.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Company's Articles of Incorporation provide that the number of directors of the Company may be established by the Board of Directors, but may not be fewer than three nor more than eleven. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority vote by the stockholders or directors then in office. A director chosen by the stockholders shall hold office for the balance of the term remaining. A director so chosen by the remaining directors shall hold office until the next annual meeting of stockholders, at which time the stockholders shall elect a director to hold office for the balance of the term then remaining. Pursuant to the terms of the Articles of Incorporation, the directors are divided into three classes -- i.e., Class I, Class II, and Class III. Presently, one class will hold office for a term expiring at the annual meeting of stockholders to be held in 1998 (i.e., Class I), another class will hold office for a term expiring at the annual meeting of stockholders to be held in 1999 (i.e., Class II), and another class will hold office for a term expiring at the annual meeting of stockholders to be held in 2000 (i.e., Class III). As the term of each class expires, directors in that class will be elected for a term of three years or until their successors are duly elected and qualify. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

     The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of Common Stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a plurality of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS AND VACANCIES

     The Articles of Incorporation provide that a director may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast in the election of directors. The Company's Bylaws provide that stockholders may elect a successor to fill a vacancy on the Board of Directors that results from the removal of a director. In addition, a vacant position occurring in the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority vote of the remaining directors, even if such majority is less than a quorum or by a majority vote of the stockholders. Any vacancy occurring in the Board of Directors by reason of an increase in the number of directors may be filled by a majority vote of the entire Board of Directors or by a majority vote of the stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Articles of Incorporation limit the liability of the Company's directors and officers to the Company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceedings. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

     The Company's Bylaws require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) was committed in bad faith or was the result of active and deliberate dishonesty or (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct required for indemnification to be permitted. However, the termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. As permitted by Maryland law, the Articles of Incorporation of the Company include a provision exempting all future business combinations involving the Company from the operation of the business combination statute.

CONTROL SHARE ACQUISITIONS

     The Company's Bylaws currently contain a provision exempting from the control share acquisition statute described below any and all acquisitions by any person of shares of capital stock of the Company. The current or future directors of the Company may decide to eliminate or amend this provision, although no such change is currently contemplated.

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
(i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or, if a meeting of stockholders is held where the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction and such transaction is otherwise effected under the provision of the MGCL; or to acquisitions approved or exempted by the Articles of Incorporation or Bylaws of the Company.

AMENDMENT TO THE ARTICLES OF INCORPORATION

     The Company's Articles of Incorporation, including its provisions on classification of the Board of Directors and removal of directors, may be amended only with the recommendation of the Board of Directors and by the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast on the matters.

DISSOLUTION OF THE COMPANY

     The dissolution of the Company must be approved by the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast on this matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws of the Company provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors, or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the Bylaws, and (b) with respect to special meetings of stockholders, only the business specified in the Company's notice of the meeting may be brought before the meeting of stockholders, and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of meeting, (ii) by the Board of Directors, or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in the Bylaws.

     The provisions in the Articles of Incorporation on classification of the Board of Directors and removal of directors, the business combination and, if the applicable provision in the Company's Bylaws is rescinded, control share acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities through one or more underwriters or dealers, directly to one or more purchasers, through agents, or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement. Sales of Securities pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers, and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase the Securities at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of the Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except: (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total amount of the Securities less the amount thereof covered by the Contracts.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any shares of Common Stock sold by the Company pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock on any exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market of the Securities.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain of the material federal income tax considerations regarding the Company and is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors including insurance companies, tax-exempt organizations or retirement accounts (except to the extent discussed under the heading "-- Taxation of Tax-Exempt Stockholders"), financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States (except to the extent discussed under the heading "-- Taxation of Non-U.S. Stockholders"), and persons who own Securities as part of a conversion transaction, as part of a hedging transaction, or as a position in a straddle for tax purposes, which are subject to special treatment under the federal income, estate and other tax laws.

     EACH PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF ANY POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS AFTER THE DATE HEREOF.

TAXATION OF THE COMPANY

     General. The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1994. The Company believes that it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

     The sections of the Code and Treasury Regulations governing REITs are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and rules promulgated thereunder, and administrative and judicial interpretations thereof.

     In the opinion of Gibson, Dunn & Crutcher LLP, special tax counsel to the Company whose opinion has been filed as an exhibit to the Registration Statement, commencing with the Company's taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements under the Code for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon the accuracy of certain representations made by the Company as to factual matters relating to the Company's organization, operations, income, assets, distributions and stock ownership. The Company's qualification as a REIT depends on the Company having met and continuing to meet -- through actual operating results, distribution levels and diversity of stock ownership -- the various qualification tests imposed under the Code and discussed below, the results of which will not be reviewed by Gibson, Dunn & Crutcher LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year have satisfied or will satisfy such requirements. An opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT. Further, the anticipated federal income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "-- Failure to Qualify."

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) of income that generally results from an investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed "REIT taxable income" (as defined below), including undistributed net capital gains. However, provided that the Company properly elects to retain and pay tax on any undistributed net capital gains, the stockholders of the Company will receive a credit for their proportionate share of such tax. Second, under certain circumstances the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference to the extent that tax exceeds its regular tax. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of default on indebtedness held by the Company) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-in Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-in Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated. The result described above with respect to the recognition of "Built-in Gain" assumes that the Company will make an election pursuant to IRS Notice 88-19, if the Company acquires such an asset.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) in which during the last half of each taxable year not more than 50% in value of its outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) (the "5/50 Rule"); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     The Company believes that it has issued sufficient shares with sufficient diversity of ownership to allow it to satisfy conditions (v) and (vi). In addition, the Company's Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and
(vi) above. Such transfer and ownership restrictions are described in "Description of Capital Stock -- Ownership and Transfer Restrictions and Redemption Provisions." These restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate. See "Failure to Qualify."

     To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its shares of stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the

REIT dividends). A REIT with 2,000 or more record stockholders must demand statements from record holders of 5% or more of its shares, one with less than 2,000, but more than 200 record stockholders must demand statements from record holders of 1% or more of the shares, while a REIT with 200 or fewer record stockholders must demand statements from record holders of 0.5% or more of the shares. A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information. For taxable years of the Company beginning prior to January 1, 1998, failure to comply with the foregoing requirements could have resulted in the Company's disqualification as a REIT. The Company believes that it has complied with these requirements for such taxable years. For taxable years of the Company beginning on or after January 1, 1998, the Company will be treated as satisfying the 5/50 Rule if it complies with the demand letter and recordkeeping requirements described above, and if it does not know, and exercising reasonable diligence would not have known, whether it failed to satisfy the 5/50 Rule.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the assets tests, discussed below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies in which the Company has a direct or indirect interest (collectively, the "Partnerships"), are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. The Company controls the Partnerships and believes it has operated the Partnerships in a manner consistent with the requirements for qualification as a REIT, and intends to continue to operate the Partnerships in such a manner. However, there can be no assurance that the Company has operated or will actually operate the Partnerships in a manner that has enabled or will enable the Company to continue to satisfy the REIT provisions of the Code.

     Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from certain sales of real property held primarily for sale) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments (the "75% test"). Second, at least 95% of the Company's gross income (excluding gross income from certain sales of real property held primarily for sale) for each taxable year must be derived from items of income that qualify under the 75% test, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, gain from the sale or other disposition of stock or securities held for less than one year, gain from certain sales of real property held primarily for sale and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income for each taxable year (the "30% test"). The 30% test does not apply to taxable years of the Company beginning on or after January 1, 1998.

     Rents received by the Company qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income test if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property ("Disqualified Services"), other than through an independent contractor from whom the Company derives no revenue. The Company may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and that are not otherwise considered "rendered to the occupant" of the property. For taxable years of the Company beginning on or after January 1, 1998, however, the performance of Disqualified Services with respect to any property will not cause rents from property to fail to be treated as "rents from real property" if the amount received or accrued for such Disqualified Services is less than, or equal to, one percent of all amounts received or accrued, directly or indirectly, by the Company with respect to such property. For purposes of the preceding sentence, the amount treated as received for any Disqualified Services shall not be less than 150% of the direct cost of the Company in furnishing or rendering the Disqualified Services. The Company monitors its activities to ensure that the foregoing tests are satisfied. There can be no assurances, however, that the Company will not realize rental income that does not qualify as "rents from real property," including as a result of the constructive ownership of an interest in a tenant by Five Arrows. See "Class A Senior Cumulative Convertible Preferred Stock," and "Class B Senior Cumulative Convertible Preferred Stock."

     The Company includes its proportionate share (based on its capital interest) of income, gain, loss, deduction and credit from the Partnerships in applying these income tests. In addition, the Company receives fees in exchange for management services rendered to the Partnerships. Although the percentage of those fees exceeding the Company's capital interest in the Partnership paying such fee will not qualify under the 75% or 95% gross income tests, the Company believes that the aggregate amount of such income (together with any other nonqualifying income) in any taxable year has not exceeded and is not expected to exceed the limits on nonqualifying income under the gross income tests.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if (i) the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches to its return for that year a schedule of the nature and amount of each item of its income and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. However, in the event the Company does not meet these tests, the Company would not be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess nonqualifying income. No comparable relief provisions are available to mitigate the consequences of a failure to satisfy the 30% test, which applies to taxable years of the Company that commence prior to January 1, 1998.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, property attributable to the temporary investment of capital raised within the preceding one-year period, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those included in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities. In applying these tests, the Company will be deemed to own a proportionate share of any assets owned, directly or indirectly, by the Partnerships based on its capital interest in the Partnerships.

     Under Section 856(i) of the Code, a "qualified REIT subsidiary" means any corporation if 100% of the stock of such corporation is held by the REIT. For taxable years that begin prior to January 1, 1998, the stock of such corporation must have been held by the REIT at all times during the period such corporation was in existence. Under the Code, a corporation which is a qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the corporation shall be treated as assets, liabilities, and such items (as the case may be) of the REIT.

     The Company believes that it has complied and will continue to comply with the asset tests. Substantially all of the Company's investments represent qualifying real estate assets, including the Company's share of the assets of the Partnerships.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. "REIT taxable income" for any year means the taxable income of the Company for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property), subject to certain adjustments provided in the REIT provisions of the Code. In addition, if the Company disposes of any Built-in Gain Asset during such asset's Recognition Period, the Company will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. The Company intends to make, and to cause the Partnerships to make, timely distributions sufficient to enable the Company to satisfy these annual distribution requirements. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular corporate tax rates.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements described above due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if nondeductible capital expenditures such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange, or to cause the Partnerships to arrange, for short-term or long-term borrowing, to sell assets, or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the above distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Furthermore, if the Company should fail to distribute each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT taxable income and capital gains on which tax is imposed for any year is treated as an amount distributed during that year for purposes of this excise tax.

FAILURE TO QUALIFY

     If the Company should fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at rates applicable to regular C corporations. Distributions to stockholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would substantially reduce the cash available for distribution by the Company to investors, and could result in the Company's incurring substantial indebtedness (to the extent that borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes. In addition, if the Company fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     As used herein, the term "domestic stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate, the income of which is subject to United States federal income taxation regardless of its source or
(iv) is a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are properly designated by the Company as capital gain dividends and that are out of current and accumulated earnings and profits will be taxed as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for more than one year without regard to the period for which the stockholder has held its shares. However, domestic stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     Distributions (not designated as capital gain dividends) in excess of current and accumulated earnings and profits will be treated as tax-free returns of capital to the extent of the stockholder's basis in the shares, and will reduce the adjusted basis of such shares (but not below zero). To the extent distributions in excess of current and accumulated earnings and profits exceed the basis of a stockholder's shares they will be included in income as long-term capital gain (mid-term capital gain if the shares have been held for more than one year but not more than eighteen months, or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     Pursuant to the Taxpayer Relief Act of 1997 (the "1997 Act"), for taxable years of the Company that begin on or after January 1, 1998, the Company may elect to retain, rather than distribute as capital gain dividends, its net longterm capital gain. In such event, the Company would pay tax on its net long-term capital gain attributable to such taxable year. If the Company makes this election, its domestic stockholders will be required to include in their income as long-term capital gain their proportionate share of such amount so designated by the Company. A domestic stockholder will be treated as having paid his or her share of the tax paid by the Company in respect of the amount so designated by the Company, for which such stockholder will be entitled to a credit or refund. Additionally, each domestic stockholder's adjusted basis in the Common Stock will be increased by the excess of the amount so includible in income over the tax deemed paid on such amount. The Company must pay tax on its designated long-term capital gain within 30 days of the close of any taxable year in which it designates long-term capital gain pursuant to this rule, and it must mail a written notice of its designation to its stockholders within 60 days of the close of the taxable year.

     Distributions received by domestic stockholders with respect to Common Stock and gain arising from the sale or exchange by a domestic stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, domestic stockholders will not be able to apply any "passive activity losses" against such income or gain. Distributions received by domestic stockholder with respect to Common Stock (to the extent that they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Common Stock (and distributions treated as such), however, will not be treated as investment income unless a domestic stockholder so elects, in which case such capital gains will be taxed at ordinary income rates.

     Upon any sale or other disposition of shares, a domestic stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares for tax purposes. In general, provided the shares were held as a capital asset, any gain or loss realized on a taxable disposition of shares will be treated as long-term capital gain or loss if the shares have been held for more than one year (and as mid-term capital gain if held for more than one year and less than 18 months) and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

     The 1997 Act also created several new categories of capital gains applicable to noncorporate taxpayers. Under prior law, noncorporate taxpayers were generally taxed at a maximum rate of 28% on net capital gain (generally, the excess of net long-term capital gain over net short-term capital loss). Noncorporate taxpayers are now generally taxed at a maximum rate of 20% on net capital gain attributable to gains realized on the sale of property held for more than eighteen months, and a maximum rate of 28% on net capital gain attributable to gain realized on the sale of property held for more than one year and eighteen months or less. In addition, a maximum rate of 25% now applies to noncorporate taxpayers on certain gains realized on the sale of real property. The 1997 Act did not affect the treatment of short-term capital gain or loss (generally, gain or loss attributable to capital assets held for one year or less) and did not affect the taxation of capital gains in the hands of corporate taxpayers. The 1997 Act authorizes the IRS to issue regulations coordinating the capital gains provisions with other rules involving the treatment of sales and exchanges by "pass-through" entities, such as REITs and partnerships, and of sales and exchanges of interests therein. The IRS recently issued Notice 97-64, which states generally that such regulations, when issued, will permit (but not require) the Company to designate the portion of its capital gain dividends, if any, to which the 28%, 25% and 20% rates apply, based on the net amount of each class of capital gain recognized by the Company, determined as if the Company were an individual subject to a marginal tax rate on ordinary income of at least 28%.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company reports to its domestic stockholders and the IRS the amount of dividends paid with respect to each calendar year, and the amount of tax withheld therefrom, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld under the backup withholding rules will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify to their nonforeign status to the Company. See "-- Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The IRS has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, dividend income from the Company should not, subject to certain exceptions described below, be UBTI to a qualified plan, IRA or other tax-exempt entity (a "Tax-Exempt Stockholder") provided the Tax-Exempt Stockholder has not held its shares as "debt financed property" within the meaning of Section 514 of the Code and the shares are not otherwise used in an unrelated trade or business of the Tax-Exempt Stockholder. Similarly, income from the sale of stock of the Company should not, subject to certain exceptions described below, constitute UBTI unless the Tax-Exempt Stockholder has held such stock as a dealer (under Section 512(b)(5)(b) of the Code) or as "debt-financed property."

     For Tax-Exempt Stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their tax advisors concerning these "set-aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by the Company may be treated as UBTI to certain trusts if the Company is treated as a "pension-held REIT." A trust will be subject to this rule if it (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

     The Company will be treated as a "pension-held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "five or fewer" stockholder requirement (discussed above), as owned by the beneficiaries of the trust (rather than by the trust itself) and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the Company or (b) one or more such qualified trusts, each of whom owns more than 10% (by value) of the interests in the Company, hold in the aggregate more than 50% (by value) of the interests in the Company. The Company believes that it has not been, and is not, a "pension-held REIT."

TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are not domestic stockholders (as defined above) (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax law and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income and other tax laws with regard to an investment in Securities, including any reporting requirements.

     Distributions. Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable income tax treaty reduces or eliminates that tax. However, dividends that are "effectively connected" with the conduct of a trade or business by the Non-U.S. Stockholder (or, if an income tax treaty applies, are attributable to a permanent establishment of the Non-U.S. Stockholder) will be subject to tax on a net basis at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such "effectively connected" dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Pursuant to Treasury Regulations currently in effect, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the requirement of withholding discussed above and the applicability of a tax treaty rate. Under Treasury Regulations scheduled to take effect January 1, 1999, however, a Non-U.S. Stockholder who seeks to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements.

Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. A Non-U.S. Stockholder must file a properly completed and executed IRS Form 4224 (or, under proposed regulations not currently in effect, IRS Form W-8) with the Company's withholding agent certifying that the investment to which the distribution relates is effectively connected with the conduct of a United States trade or business or is attributable to a permanent establishment of such Non-U.S. Stockholder in order to qualify for the exemption from withholding under the effectively connected income or permanent establishment exemptions discussed above.

     If stock of the Company is not a USRPI (as defined below), distributions that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends and that are in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of such stockholder's stock, but rather will reduce the adjusted basis of such stock. If, however, the stock is treated as a USRPI, then unless otherwise treated as a dividend for withholding purposes as described below, any such distribution in excess of current or accumulated earnings and profits will be subject to 10% withholding. To the extent such distributions in excess of the Company's current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's stock, they will give rise to gain from the sale or exchange of the stock, the tax treatment of which is described below. Under current Treasury Regulations, for purposes of withholding U.S. income tax, if it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will generally be treated as a dividend subject to withholding. Amounts withheld are generally refundable if it is subsequently determined that such amounts are, in fact, in excess of the Non-U.S. Stockholder's U.S. income tax liability.

     Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will be treated as income that is effectively connected with a United States trade or business of the Non-U.S. Stockholder. Non-U.S. Stockholders would thus generally be taxed on such distributions at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder that is not entitled to a treaty exemption or rate reduction. The Company is required to withhold 35% of any such distribution, and the withheld amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability and refundable if it exceeds the United States tax liability of the Non-U.S. Stockholder.

     Sale of Stock. Gain recognized by a Non-U.S. Stockholder upon a sale or other disposition of stock of the Company generally will not be subject to United States federal income tax unless (i) the stock constitutes a "United States real property interest" (a "USRPI"), or (ii) the investment in the stock is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Stockholder) or (iii) in the case of a Non-U.S. Stockholder who is a nonresident alien individual, the individual is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his shares under circumstances where the sale is attributable to a U.S. office. Stock of the Company generally will not constitute a USRPI if the Company is a "domestically-controlled REIT" or if the holder owned (during specified testing periods) 5% or less of the class of stock sold and the stock sold was part of a class of stock regularly traded on an established securities market. A domestically-controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company currently believes that it is a domestically-controlled REIT. However, because the stock will be publicly traded, no assurance can be given that the Company is or will continue to be a domestically-controlled REIT. In the circumstances described above in clauses (i) and (ii), Non-U.S. Stockholders will generally be subject to the same treatment as domestic stockholders with respect to such gain (subject to a special alternative minimum tax in the case of nonresident alien individuals in the circumstances described above in clause (i) and, in the case of foreign corporations, subject to the possible application of the 30% branch profits tax, discussed above). In the circumstances described above in clause (iii), the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

     Estate Tax. Certain types of Securities owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the time of death may be includable in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to United States federal estate tax on the property includable in the estate for United States federal estate tax purposes.

     Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each Non-U.S. Stockholder the amount of distributions subject to withholding as described above and the tax withheld with respect to such distributions, regardless of whether withholding is actually required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Stockholder resides under the provisions of an applicable income tax treaty. U.S. backup withholding, which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements, will generally not apply to dividends (including any capital gain dividend) paid on stock of the Company to a Non-U.S. Stockholder at an address outside the United States. However, the payment of the proceeds from the disposition of stock of the Company to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalty of perjury, certifies, among other things, its status as a Non-U.S. Stockholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting. Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with regard to the application and effect of U.S. information reporting and backup withholding to an investment in the Company.

     Final regulations dealing with withholding tax on amounts paid to foreign persons and related matters (the "New Withholding Regulations") were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the new Withholding Regulations adopt a certification rule which was in the proposed regulations, under which a foreign stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a United States corporation will be required to satisfy certain certification and other requirements. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. THE DISCUSSION SET FORTH ABOVE IN "TAXATION OF NON-U.S. STOCKHOLDERS" GENERALLY DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION AND EFFECT OF THE NEW WITHHOLDING REGULATIONS TO AN INVESTMENT IN THE COMPANY.

OTHER TAX CONSEQUENCES

     The Company and its investors may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its investors may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California, and the legality of the Securities will be passed upon for the Company by Piper & Marbury LLP, Baltimore, Maryland.

                                    EXPERTS

     The financial statements for Pacific Gulf Properties Inc. and the Predecessor Multifamily and Industrial Operations included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing therein and has been so included in reliance upon the report given upon their authority as experts in accounting and auditing.

======================================================

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT, OR DEALER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SECURITIES BEING OFFERED PURSUANT TO THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF WARRANTS TO PURCHASE THE SECURITIES OR THEREOF.

                               TABLE OF CONTENTS

                                   PROSPECTUS


                                        PAGE
                                        ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     3
The Company...........................     4
Use of Proceeds.......................     5
Ratio of Earnings to Fixed Charges....     5
Risk Factors..........................     6
Description of Capital Stock..........    12
Description of Preferred Stock........    17
Description of Warrants...............    21
Description of the Debt Securities....    23
Certain Provisions of Maryland Law and
  of the Company's Articles of
  Incorporation and Bylaws............    29
Plan of Distribution..................    33
Federal Income Tax Considerations.....    34
Legal Matters.........................    44
Experts...............................    44


======================================================
======================================================
                                  $300,000,000

                                  PACIFIC GULF
                                PROPERTIES INC.

                         COMMON STOCK, PREFERRED STOCK,
                                DEBT SECURITIES
                                      AND
                      WARRANTS TO PURCHASE THE SECURITIES
                               -----------------

                                   PROSPECTUS

                               -----------------

                                 MARCH   , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Securities registered hereby:

Registration fee............................................  $ 88,500
NYSE listing fee............................................    20,000
Printing, duplicating and engraving expenses................    80,000
Legal fees and expenses (other than Blue Sky)...............   150,000
Accounting fees and expenses................................    60,000
Blue sky fees and expenses..................................    15,000
Miscellaneous...............................................    11,500
                                                              --------
          Total.............................................  $425,000
                                                              ========

---------------

* To be filed by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation limit the liability of the Company's directors and officers the Company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

     The Company's Bylaws require the Company to indemnify its directors, officers, and certain other parties to the fullest extent permitted from time to time by Maryland law. The Articles of Incorporation also permit the Company to indemnify employees, agents and other persons acting on behalf of or at the request of the Company. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act. The Agreement of Limited Partnership of the Operating Partnership also provides for indemnification of the Company, or any director or officer of the Company, in its capacity as general partner of the Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership as set forth in the Operating Partnership Agreement. The Company entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by the MGCL, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under the Company's directors and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Charter and the Bylaws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides.

ITEM 16. EXHIBITS

     See Exhibit Index attached hereto and incorporated by reference.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     With respect to offerings of Warrants or rights, the undersigned Registrant hereby undertakes to supplement the Prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the applicable prospectus supplement, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 27th day of March, 1998.


                                          PACIFIC GULF PROPERTIES INC.

                                          By: /s/ GLENN L. CARPENTER
                                            ------------------------------------
                                            Glenn L. Carpenter
                                            President and Chief Executive
                                              Officer

                               POWERS OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                       SIGNATURE                                     TITLE                   DATE
                       ---------                                     -----                   ----

                                                          Chairman of the Board of      March 27, 1998
--------------------------------------------------------  Directors, President and
Glenn L. Carpenter                                        Chief Executive Officer
                                                          (Principal Executive
                                                          Officer)

                                                          Executive Vice President,     March 27, 1998
--------------------------------------------------------  Secretary, and Chief
Donald G. Herrman                                         Financial Officer
                                                          (Principal Financial and
                                                          Accounting Officer)

/s/ ROYCE B. MCKINLEY*                                    Director                      March 27, 1998
--------------------------------------------------------
Royce B. McKinley

/s/ CARL C. GREGORY III*                                  Director                      March 27, 1998
--------------------------------------------------------
Carl C. Gregory, III

/s/ PETER L. EPPINGA*                                     Director                      March 27, 1998
--------------------------------------------------------
Peter L. Eppinga

/s/ JOHN F. KOOKEN*                                       Director                      March 27, 1998
--------------------------------------------------------
John F. Kooken

/s/ ROBERT E. MORGAN*                                     Director                      March 27, 1998
--------------------------------------------------------
Robert E. Morgan

/s/ KEITH W. RENKEN*                                      Director                      March 27, 1998
--------------------------------------------------------
Keith W. Renken

                                                          Director                      March   , 1998
--------------------------------------------------------
James Quigley, the 3rd



*By:

     ---------------------------------

     Glenn L. Carpenter


     Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                             DESCRIPTION                               PAGE
-------                            -----------                           ------------
   *1.1    Form of Underwriting Agreement relating to the Debt
           Securities..................................................
   *1.2    Form of Underwriting Agreement relating to the capital
           stock.......................................................
  **4.1    Articles of Amendment and Restatement of the Registrant
           (previously filed as an Exhibit to Registrant's Registration
           Statement on Form S-11 (Registration No. 33-69382) declared effective on February 10, 1994 and incorporated herein by
           reference)..................................................
  **4.2    Amended and Restated Bylaws of the Registrant (previously
           filed as an Exhibit to Registrant's Registration Statement on Form S-11 (Registration No. 33-69382) declared effective on February 10, 1994 and incorporated herein by
           reference)..................................................
  **4.3    Form of Indenture (previously filed as an Exhibit to the
           Registrant's Registration Statement on Form S-3
           (Registration No. 333-23611) and incorporated herein by
           reference)..................................................
   *4.3.1  Form of Senior Indenture (Form of Senior Security included therein)....................................................
   *4.3.2  Form of Subordinated Indenture (Form of Subordinated
           Security included therein)..................................
  **4.4    Articles Supplementary related to the Class A Preferred
           Stock (previously filed as an exhibit to the Registrant's
           Current Report on Form 8-K/A filed January 17, 1997, and
           incorporated herein by reference)...........................
  **4.5    Articles Supplementary related to the Class B Preferred
           Stock (previously filed as an exhibit to the Registrant's
           Current Report on Form 8-K filed June 26, 1997, and
           incorporated herein by reference)...........................
 ***5.1    Opinion of Piper & Marbury..................................
 ***8.1    Opinion of Gibson, Dunn & Crutcher regarding certain tax
           matters.....................................................
   12.1    Statement re: Computation of Ratio of Earnings to Fixed
           Charges.....................................................
   23.1    Consent of Ernst & Young LLP................................


***23.2    Consent of Piper & Marbury (included in Exhibit 5.1)........
 **24      Powers of Attorney (included on signature page).............
  *25.1    Statement of Eligibility and Qualification of Senior Trustee
           under the Trust Indenture Act (to be filed in accordance
           with Rule 305(b)(2) of the Trust Indenture Act of 1939).....
  *25.2    Statement of Eligibility and Qualification of Subordinate
           Trustee under the Trust Indenture Act (to be filed in
           accordance with Rule 305(b)(2) of the Trust Indenture Act of
           1939).......................................................


---------------

  * To be filed by amendment when necessary or incorporated by reference as may be required with the offering of Securities.


 ** Previously filed.



*** To be filed by amendment.